Exhibit F-2(a)




                                                  October 4, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

          With respect to (1) the Application-Declaration (the "Application-Declaration") on Form U-1, as amended (File No. 70-
9753), filed by System Energy Resources, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by the Company of one or more new series of the Company's First Mortgage Bonds; (2) the Commission's orders dated December 6, 2000 and September 11, 2002 (together, the "Orders") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said First Mortgage Bonds; and (3) the issuance and sale by the Company on September 24, 2002 of $70,000,000 in aggregate principal amount of its First Mortgage Bonds, 4 7/8% Series due October 1, 2007 (the "Bonds"), we advise you that in our opinion:

          (a)    the   Company  is  a  corporation   duly
     organized and validly existing under the laws of the State of Arkansas;

          (b) the issuance and sale of the Bonds have been consummated in accordance with the Application-
     Declaration, as amended, and the Orders;

          (c)    all  state  laws  that  relate  or   are
     applicable  to the issuance and sale  of  the  Bonds
     (other than so-called "blue sky" or similar laws, upon which we do not express an opinion herein) have been complied with;

          (d)    the   Bonds   are  valid   and   binding
     obligations of the Company in accordance with  their
     terms,  except  as  may  be  limited  by  applicable
     bankruptcy,   insolvency,   fraudulent   conveyance,
     reorganization  or  other  similar  laws   affecting
     enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law); and

          (e) the consummation of the issuance and sale of the Bonds has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.


          We are members of the New York Bar. This opinion is limited to the laws of the States of New York, Arkansas and Mississippi and the federal laws of the United States of America. In giving this opinion, we have relied, as to all matters governed by the laws of the State of Arkansas upon the opinion of Friday, Eldredge & Clark, LLP, Arkansas counsel for the Company, and as to all matters governed by the laws of the State of Mississippi, upon the opinion of Wise Carter Child & Caraway,
Professional Association, Mississippi counsel for the Company, which is to be filed as an exhibit to the Certificate pursuant to Rule 24.

          Our consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                              Very truly yours,

                              /s/ Thelen Reid & Priest LLP

                              THELEN REID & PRIEST LLP